Exhibit 99.1

UCB PHARMA TO DISCONTINUE CO-PROMOTION
EFFECTIVE MARCH 31, 2005

PALO ALTO, Calif. (October 14, 2004) — Connetics Corporation (Nasdaq: CNCT), today announced that UCB Pharma, Inc. (UCB), a subsidiary of UCB Group, has provided notice of the discontinuation of its co-promotion agreement for OLUX® and Luxíq® to a select segment of primary care physicians (PCPs) effective March 31, 2005. As part of the realignment of UCB’s commercial focus following its recent acquisition of Celltech Plc, UCB has elected to opt out of the co-promotion agreement.

Since the launch of the partnership, Connetics has enjoyed prescription growth among the targeted PCPs and has received validation of the value OLUX and Luxíq both bring to specialties outside of dermatology. Connetics expects to continue to benefit from promotional activities of UCB through the end of the first quarter of 2005, and plans to begin discussions with other potential commercial partners to access these markets following the conclusion of the UCB agreement. UCB will continue to promote OLUX and Luxíq until March 31, 2005, however, because UCB triggered the termination, Connetics will not have any financial obligation to UCB on these PCP-based sales after that date. Connetics’ earnings guidance for 2004 and 2005 is not impacted by the discontinuation of the UCB partnership

“We understand that a consequence of major acquisitions can be realigned priorities,” stated Thomas G. Wiggans, Chief Executive Officer. “UCB helped educate select PCP’s on the correct usage of our products and demonstrated the value of our brands to physicians outside of dermatology. We are now exploring alternate co-promotion partners for our steroid products as well as potentially for Connetics’ other pipeline products. Meanwhile, an expanding commercial portfolio and ongoing sales force expansion efforts in dermatology remain our key revenue drivers for 2004 and beyond.”

“OLUX and Luxíq are highly innovative brands that have been accepted by these select primary care physicians. We are pleased with the Connetics relationship and our commercial success with the products,” said Tony Tebbutt, President of UCB Pharma. “The focus on skin care is increasingly important for patients and the role that primary care physicians have with dermatology products is significant. While next year our focus will shift to our other core product lines, our sales force will continue to actively promote OLUX and Luxíq through the end of March 2005.”

About Connetics

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its innovative foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxíq® (betamethasone valerate) Foam, 0.12%, and Soriatane® (acitretin) capsules. Connetics is developing Extina®, a foam formulation of the antifungal drug ketoconazole, Actiza™, a foam formulation of clindamycin for treating acne, and Velac®, a combination of clindamycin and tretinoin for treating acne. Our product formulations aim to improve the management of dermatological diseases and provide significant product differentiation, and in our marketed products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act. In particular, statements about the value of future activity by UCB, discussions regarding co-promotional activities with other companies, and about 2004 and 2005 earnings expectations, are forward-looking statements. These statements are based on certain assumptions made by Connetics’ management based on experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on form 10-K filed for the year ending December 31, 2003 and form 10-Q for the quarter ended June 30, 2004. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Contacts:
Patrick O’Brien Director, Investor Relations (650) 739-2950 pobrien@connetics.com	Ina McGuinness or Bruce Voss Lippert/Heilshorn & Associates (310) 691-7100 imcguinness@lhai.com

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